EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Montgomery Fund(s)
File Number: 811-22114
Registrant CIK Number: 0001409957


Item 73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


Series 1 Identifier S000019457 Market Neutral Fund
Class 1 SEC Identifier C000054090
Class 2 SEC Identifier C000054091


Item 73

Distributions per share for which record date passed during the period:

C)	1. Other distributions											    $0.001
	2. Other distributions from a second class of open-end company shares					    $0.001


